Exhibit 10.10.12

ELEVENTH AMENDMENT TO CODE SHARE AND

REVENUE SHARING AGREEMENT

THIS ELEVENTH AMENDMENT TO CODE SHARE AND REVENUE SHARING AGREEMENT (this “Eleventh Amendment”) is made and entered into as of July 1, 2012 (the “Effective Date”), by and between US AIRWAYS, INC., a Delaware corporation (“US Airways”), MESA AIRLINES, INC., a Nevada corporation (“Mesa”).

RECITALS:

A.        US Airways and Mesa are parties to that certain Code Share and Revenue Sharing Agreement, dated as. of February 1, 2001, as amended by: (1) the First Amendment to Code Share and Revenue Sharing Agreement, dated to be effective April 27, 2001; (2) the Second Amendment to Code Share and Revenue Sharing Agreement, dated as of October 24, 2002; (3) the Third Amendment to Code Share and Revenue Sharing Agreement, dated as of January 29, 2003; (4) the Fourth Amendment to Code Share and Revenue Sharing Agreement and Release, dated as of September 5, 2003; (5) the Fifth Amendment to Code Share and Revenue Agreement, dated as of January 28, 2005; (6) the Sixth Amendment to Code Share and Revenue Sharing Agreement and Settlement Agreement, dated as of July 27, 2005; (7) the Seventh Amendment to Code Share and Revenue Sharing Agreement and Settlement, Assignment and Assumption Agreement, dated as of September 10, 2007; (8) the Eighth Amendment to Code Share Agreement and Settlement Agreement, dated as of May 12, 2008; (9) the Ninth Amendment to Code Share and Revenue Sharing Agreement, dated as of March 30, 2009; and (10) the Tenth Amendment to Code Share and Revenue Sharing Agreement, dated as of November 18, 2010 (the “Tenth Amendment”) (collectively, the “Code Share Agreement”).

B.        All capitalized terms used herein, but not otherwise defined herein, shall have the meanings given to such terms in the Code Share Agreement. It is the intent of the parties that this Eleventh Amendment and the subject matter addressed herein is integral to the entirety of the Code Share Agreement and is not severable therefrom.

C.        Mesa and US Airways desire to amend the Code Share Agreement to clarify the jet fuel purchase process. The parties further desire to enter into agreements providing for a one-time waiver of a Quarterly Performance Credit, establishing ACARS specifications for the CRJ-900 Aircraft and waiving a claim for crew relocation costs and to make the other changes as set forth in this Eleventh Amendment.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, US Airways and Mesa agree as follows:

1.        AMENDMENTS

1.1        Mesa Fuel Costs. The parties agree that Section 7.1.5 of the Code Share Agreement is hereby deleted and amended to read as follows:

“7.1.5 US Airways, at its sole option, may either (1) reimburse Mesa for its actual cost of fuel as an Actual Cost, or (2) provide (or cause third parties to provide) fuel to Mesa for

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the Flight Services provided under the Code Share Agreement. To the extent US Airways provides fuel to Mesa, the cost of that fuel shall be paid for by US Airways and shall not be construed as an Actual Cost that Mesa could pass through to US Airways US Airways or its designee and Mesa will coordinate on determining the required volumes of fuel. For purposes of this Agreement the cost of fuel includes the cost of all aircraft fuel and oil, plus fuel flow charges, into-plane fees, third party administrative charges (not including third-party tax advisor fees), and defueling charges, and all applicable taxes on any of the foregoing. In the event that irregular operations or other extraordinary events cause a Flight to divert to an airport where US Airways cannot arrange and pay for the jet fuel within the timeframe reasonably required for Mesa to provide the Flight Services, Mesa may, as US Airways’ agent, purchase such jet fuel and related supplies at reasonable market prices applicable to such location. Where possible, Mesa will have the supplier of such jet fuel and supplies bill US Airways directly for such items; however, in the rare instance in which such direct billing is not possible, US Airways will reimburse Mesa for the actual costs thereof as an Actual Cost in accordance with the Code Share Agreement. Mesa shall submit appropriate receipts or other documentation of the actual costs of such jet fuel with its invoice for reimbursement. In addition, Mesa agrees to amend that certain Agency Agreement between Mesa and Material Services Company, Inc., dated March 29, 1999, as necessary to account for this Eleventh Amendment.”

2.        OTHER AGREEMENTS

2.1        ACARS Specifications. Pursuant to Section 8 of the Tenth Amendment, Mesa and US Airways intended to establish mutually agreed to specification for the ACARS equipment installed on the CRJ-900 Aircraft. ACARS equipment was installed on the CRJ-900 Aircraft, but the parties did not formally agree on the specifications for such equipment. Accordingly, the parties hereby agree that the specifications and functionality of the ACARS equipment installed on the CRJ-900 Aircraft are sufficient to meet the requirements of Section 8 of the Tenth Amendment.

2.2        Waiver of Quarterly Performance Credit. Pursuant to the provisions of Section 9 of the Tenth Amendment, based on Mesa’s operational performance during the third calendar quarter (July-September) of 2011, US Airways is entitled to offset a Quarterly Performance Credit in the amount of $[***] (the “Third Quarter Credit”) against any payments due to Mesa. Notwithstanding the foregoing, in consideration of Mesa’s agreement to the amendment regarding fuel costs set forth above, US Airways agrees to waive the Third Quarter Credit. Accordingly, US Airways will not offset the Third Quarter Credit against payments due to Mesa and will not otherwise seek payment from Mesa of the Third Quarter Credit. Such waiver shall not be deemed to be a waiver by US Airways of any other financial credits, payments or other rights and remedies arising from Mesa’s operational performance.

2.3        Waiver of Crew Relocation Costs. Pursuant to Section 3.1 of the Code Share Agreement, during 2012 US Airways designated routes and destinations for the Flight Services that have required Mesa to temporarily relocate some of its flight crews from time-to-time. Mesa has claimed that such temporary relocation has caused Mesa to incur costs of up to approximately $[***] and has requested that US Airways reimburse such costs (the “Relocation Claim”). Mesa hereby agrees to waive the Relocation Claim. Accordingly, Mesa will not seek

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payment of the Relocation Claim and will not otherwise attempt to offset it against payments or credits due to US Airways.

3.        MISCELLANEOUS

3.1        Effect. Except as set forth in this Eleventh Amendment, all of the terms and conditions of the Code Share Agreement shall remain in full force and effect and be applicable to this Eleventh Amendment.

3.2        Counterparts. This Eleventh Amendment may be executed in counterparts, all of which when taken together shall be one and the same document.

3.3        Entire Agreement. This Eleventh Amendment, including the Exhibits attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.

IN WITNESS WHEREOF, the parties have duly executed this Eleventh Amendment as of the date first above written.

US AIRWAYS, INC

Name:
Title:

MESA AIRLINES, INC.

By:
Name:
Title:

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